Exhibit 99.1

FINANCIAL CONTACT: ALAN JACKSON 843-388-8433

MEDIA CONTACT: ROBERT E. “CHIP” COFFEE, JR. 843-388-8433

WEB SITE: www.tidelandsbank.com

Tidelands Bancshares, Inc. Reports 4th Quarter and Annual Earnings as of December 31, 2005

Assets grow to over $205 million

Net income increases to $242 thousand for the fourth quarter of 2005

Mount Pleasant, SC, January 11, 2006 - Tidelands Bancshares, Inc. (OTCBB: TDBK.OB), holding company for Tidelands Bank, today announced that net income for the fourth quarter of 2005 amounted to $242,000.  The quarterly profit brings the two-year old banking company to breakeven for the year ended December 31, 2005.

Net income for the fourth quarter of 2005 increased to $242,000, compared to $120,000 in the immediately preceding third quarter, and a loss of $206,000, for the fourth quarter of 2004.

“Our expansion initiatives into coastal South Carolina markets continue to drive loan and deposit growth. This exceptional growth has been a significant achievement, and I want to give credit to the talented team of bankers that has executed our growth strategy so well.  As a result of our continued growth, we have improved our profitability each and every quarter”, said Robert E. Coffee, Jr., President and CEO.  “Performance was driven by strong revenue growth from the Company’s rapidly expanding commercial customer base.”

Total assets grew to $206.3 million as of December 31, 2005 compared to $75.6 million at December 31, 2004, or an increase of 173.1%. Loans were $179.5 million at December 31, 2005, an increase of $124.2 million, or 224.7%, when compared with $55.3 million at December 31, 2004. Deposits grew over $114.3 million to $174.6 million at December 31, 2005 compared to $60.3 million at December 31, 2004.

Shareholders’ equity at year-end totaled $23.1 million, an increase of $14.7 million, or 177.5%, from the $8.3 million twelve months ago. The approximately 1.7 million new shares issued over the last twelve months added approximately $14.9 million to the company’s capital base.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, including the assumptions about expansion of the communities near our branches, the growth and mix of the branches’ customers, assets and deposits, and the cost of operating the branches.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised; however, to consult any future disclosures we may make on related subjects in our reports to the SEC.